Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2001 Stock Option Plan of Compass Minerals International, Inc. (formerly Salt Holdings Corporation) of our report dated December 9, 2002, except for Note 13, for which the date is May 8, 2003, except for Note 2.n., for which the date is November 3, 2003, and except for Note 19, for which the date is December 11, 2003, with respect to the combined and consolidated financial statements and schedule of Compass Minerals International, Inc. included in its Registration Statement (Form S-1, No. 333-110250) and the related Prospectus, filed with the Securities and Exchange Commission.

/S/    ERNST & YOUNG LLP

Kansas City, Missouri

December 23, 2003